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                                                   EXHIBIT 23.2

                       Consent of Independent Accountants

We consent to the incorporation by reference in the registration statements of Russ Berrie and Company, Inc. on Forms S-8 (File Nos. 2-96238, 2-96239, 2-96240, 33-10779, 33-26161, 33-27406, 33-27897, 33-27898, and 33-51823) of our reports, dated January 31, 1997, except for the information presented in note 16, for which the date is February 7, 1997, on our audits of the consolidated financial statements and financial statement schedule of Russ Berrie and Company, Inc. and subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, which reports are included in this Annual Report on Form 10-K.


                                      COOPERS & LYBRAND L.L.P.

Parsippany, New Jersey
March 26, 1997


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